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                                                                  EXHIBIT (c)(3)

                             [COMPUWARE LETTERHEAD]

                                  June 2, 1999

Mr. Steven O. Whiteman
President and CEO
Viasoft, Inc.
3033 North 44th Street
Phoenix, Arizona 85018

Dear Mr. Whiteman:

     Viasoft, Inc. ("Viasoft") and Compuware Corporation ("Compuware") (Viasoft and Compuware being referred herein individually as a "Party") and collectively as the "Parties") have requested business and financial information from each other in connection with a possible transaction between the parties or their respective shareholders. As a condition to it being furnished such information, each Party agrees to treat all Confidential Evaluation Information (as hereinafter defined) furnished to such Party in accordance with the provisions set forth herein.

     The term "Confidential Evaluation Material" means any confidential or proprietary information, data or knowledge concerning the disclosing Party, regardless of form, which is delivered or disclosed (whether before or after the date hereof) by or on behalf of the disclosing Party to the receiving Party in writing (whatever the form or storage medium), orally or through visual means, or which receiving Party learns or obtains orally, through observation, or through analysis, compilation or other study of such information, data or knowledge. Without limiting the foregoing, the term "Confidential Evaluation Material" does not include information which the receiving Party can demonstrate
(a) was already known to the receiving Party prior to it being furnished by or on behalf of the disclosing Party, provided such source of information was not bound by a confidentiality agreement with the disclosing Party; (b) is now or hereafter becomes generally available to the public other than as a result of disclosure by the receiving Party or its representatives or agents; or (c) was or becomes available to receiving Party from a source other than disclosing Party, or its advisors, provided such source is not bound by a confidentiality agreement with the disclosing Party.

     Each Party agrees it will use the Confidential Evaluation Material solely for the purpose of evaluating and implementing a possible transaction between the Parties, and that such Confidential Evaluation Material will be kept confidential by each Party for a period of two (2) years following the date hereof; provided, however, that any such Confidential Evaluation Material may be disclosed to a receiving Party's directors, officers, employees, advisors, and agents who need access to such Confidential





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Mr. Steven O. Whiteman
Viasoft, Inc.
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Evaluation Material for the purpose of evaluating and seeking to implement any such transaction between the Parties (it being understood and agreed that such persons shall be informed by each Party of the confidential or proprietary nature of the Confidential Evaluation Material and shall be directed by each Party to treat such Confidential Evaluation Material confidentially and not to use it other than for the purposes described above). In any event, each Party shall be responsible for any improper use of any Confidential Evaluation Material by its respective directors, officers, employees, advisors, or agents.

     In the event that either Party (or any of its directors, officers, employees, advisors, or agents) is requested in any proceeding to disclose any Confidential Evaluation Material, such Party will give the other Party prompt notice of such request so that the other Party may seek any appropriate protective order or other appropriate remedy. It is further agreed that, if in the absence of a protective order such Party is nonetheless compelled to disclose Confidential Evaluation Material, such Party may disclose such information without liability hereunder; provided, however, that such Party give the other Party written notice of the information to be disclosed as far in advance of its disclosure as is practicable and, upon the other Party's request, use reasonable efforts to obtain assurances that confidential treatment will be accorded to such information.

     Each Party further agrees that it will not, and will cause its respective directors, officers, employees, advisors, and agents not to, disclose to any person (including current, former or prospective clients or vendors of either Party) that it is having or has had discussions with the other Party, except that it may make such disclosure if it has received the written opinion of its outside legal counsel that such disclosure must be made by it in order that it not commit a violation of law.

     Each Party agrees that at any time upon the other Party's request such Party shall promptly redeliver to the other Party all written Confidential Evaluation Material of the other Party and that such Party will not retain any copies, extracts or other reproductions in whole or in part of such material. All documents, memorandum, notes and other writings whatsoever (including all copies, extracts, or other reproductions) prepared by the receiving Party or its directors, officers, employees or agents based on the Confidential Evaluation Material of the disclosing Party shall be destroyed, and such destruction shall be certified in writing to the other Party. The terms of this paragraph shall not be construed to require the destruction of general memorandum, notes and other writings, including but not limited to minutes of the board of directors, created in the normal course of a Party's business.

     The redelivery of the Confidential Evaluation Material or the termination of discussions between the Parties shall not relieve the Parties' confidentiality or other obligations hereunder. All such obligations shall survive the termination of such discussions.

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Mr. Steven O. Whiteman
Viasoft, Inc.
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     Subject only to the express obligations of confidentiality set forth herein, this Agreement shall not be construed to limit a receiving Party's right to develop, obtain or market services, software products or technologies competitive or equivalent to those of the other Party or otherwise to compete with the other Party.

     The Parties agree that unless a definitive agreement with respect to a transaction has been executed and delivered, neither Party will be under any legal obligation of any kind whatsoever with respect to any such transaction by virtue of this or any written or oral expression with respect to such a transaction by the Parties or our respective directors, officers, employees, or any other representatives except, in the case of this letter agreement, for the matters specifically agreed to herein.

     Compuware acknowledges that neither Viasoft nor its representatives (including Broadview International LLC) has made any express or implied representation or warranty as to the accuracy or completeness of the Confidential Evaluation Material, and expressly disclaims any and all liability that may be based on the Confidential Evaluation Material, errors therein or omissions therefrom. Compuware agrees that it is not entitled to rely on the accuracy or completeness of the Confidential Evaluation Material and that it shall be entitled to rely solely on the representations and warranties made in any definitive agreement executed and delivered by Viasoft and Compuware in connection with a transaction.

     The Parties agree, for a period of two (2) years from the date of this Agreement, that each Party shall not directly or indirectly solicit for employment any employee of the other Party who became known to the Party in connection with such Party's consideration of the proposed transaction referenced herein.

     The Parties agree that, for a period of one (1) year from the date of this Agreement, neither Party nor any of its affiliates, will, without prior written consent of the other Party: (i) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of the other Party or any subsidiary thereof, of any successor to or person in control of the other Party, or any assets of the other Party or any subsidiary or division thereof or of any successor or controlling person; (ii) make, or in any way participate in, directly or indirectly, any solicitation of proxies to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the other Party; (iii) form, join or in any way participate in a "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934) with respect to any voting securities of the other Party;
(iv) otherwise act or seek to control or influence the management, Board of Directors or policies of the other Party; (v) make any public announcement with respect to, or submit a proposal for, or offer of, any extraordinary transaction involving the other Party or its securities or assets; (vi) take any action that might require the other Party to make an public announcement regarding the possibility of a business


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Mr. Steven O. Whiteman
Viasoft, Inc.
Page 4

combination or merger; (vii) request the other Party or any of its representatives, directly or indirectly, to amend or waive any provision of this paragraph.

     The Parties agree that money damages would not be a sufficient remedy for any breach of this Agreement by the Parties or their respective directors, officers, employees, advisors, or agents, and that in addition to all other remedies available to the Parties at law or in equity, the Parties shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach and each Party further agrees to waive, and to use its best efforts to cause its respective directors, officers, employees, advisors, and agents to waive, any requirement for the securing or posting of any bond in connection with such remedy.

     This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without giving effect to any conflict of laws principles thereof that would lead to the application of the laws of another state. By execution and delivery of this Agreement, each Party represents and warrants that it has been duly authorized by all necessary corporate action and that the person signing this Agreement is duly authorized to do so.

     Upon execution and delivery by the Parties, this Agreement will constitute our entire agreement with respect to the subject matter hereof.

                                             Very truly yours,


                                             COMPUWARE CORPORATION


                                             /s/ Eliot R. Stark

                                             Eliot R. Stark
                                             Executive Vice President


AGREED TO AND ACCEPTED
THIS 2nd day of June:
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Viasoft, Inc.

By: /s/ Steven D. Whiteman
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Name: Steven D. Whiteman
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Title: Chairman & CEO
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